Exhibit 10.2

Certain identified information, marked by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

June 23, 2025

William J. Meury
[*personally identifiable information*]

Dear Bill,

It is with great pleasure that we offer you the position of President and Chief Executive Officer at Incyte Corporation (“Incyte” or the “Company”) reporting to the Incyte board of directors (“Board of Directors”). The terms of this offer are set forth in this letter.

1.	Annual Salary and Bonus. Should you accept our offer, your salary will be $1,250,000 per year, payable on a bi-weekly basis at the rate of $48,076.92 per pay period. This is a salaried, exempt position, as your salary covers compensation for all hours worked. Your salary will be subject to annual review for increase by the Compensation Committee of the Board of Directors (the “Compensation Committee”), with the first such review to occur at the Compensation Committee’s regularly scheduled meeting for that purpose in the first quarter of 2026. In addition, beginning in 2025, you will be eligible to participate in the Company’s annual Incentive Compensation Plan (“ICP”). Employees are assigned a “Funding Target”, based on their job category, as a percent of base pay. As President and CEO, your funding target for 2025 will be 100%. Your actual ICP award will be determined by the Compensation Committee in its discretion based on the achievement of performance goals determined annually by the Board of Directors, and your ICP award for 2025 will be no less than a pro rated amount of your 2025 funding target based on time worked in 2025. This cash incentive plan is subject to ongoing approval by the Board of Directors and may be modified or terminated by the Board of Directors at any time at their sole discretion.

2.	Annual Equity Awards. Each fiscal year beginning with the fiscal year 2026, subject to the approval of the Compensation Committee of the Board of Directors, Incyte will grant you awards under its 2010 Stock Incentive Plan (or a successor plan or related agreement), consisting of Stock Options, Restricted Stock Units (RSUs), and/or Performance Shares as the Compensation Committee approves for such fiscal year.

Bill Meury
June 23, 2025

3.	2025 Equity Awards. Within 10 days of the Start Date (as defined below), you will be granted 2025 annual equity awards with an aggregate fair value as of the Start Date equal to $12,000,000, determined in accordance with the company’s current executive equity award practices, with 60% of such value in the form of Performance Shares, 20% of in the form of Stock Options (with such Stock Options granted on the Start Date) and 20% in the form of restricted stock units. These awards will be employment inducement awards within the meaning of NASDAQ Listing Rule 5635(c)(4) and will be governed by the terms and conditions of the Incyte Corporation 2024 Inducement Stock Incentive Plan (the “Plan”). Awards granted will be calculated using a 30-day trading day average price. The Performance Shares will cliff vest on the third anniversary of the grant date, and will be settled based on total shareholder return as compared to peer companies with a range of 0%-200% during a 3-year performance period (beginning on January 1, 2025 and ending on December 31, 2027). The Stock Options will vest over four years, with 25% vesting on the first anniversary of the grant date and the remaining Stock Options vesting in equal monthly installments over the subsequent 36 months. The restricted stock units will vest over four years, with 25% vesting on the first anniversary of the grant date and the remaining restricted stock units vesting in equal annual installments. The specific terms and conditions of these awards will be set forth in equity grant agreements to be entered into between you and the Company.

4.	One-time Grant of Performance Shares. Within 10 days of the Start Date, you will be granted 125,000 Performance Shares (PSUs) as an employment inducement award within the meaning of NASDAQ Listing Rule 5635(c)(4) (the “Sign-on PSUs”), which will be governed by the terms and conditions of the Plan, which can be earned at 0-400% of the 125,000 target based on actual performance. The Sign-on PSUs will be subject to performance and service vesting conditions and delayed settlement terms, as set forth below and in the PSU award agreement to be entered into between you and the Company.

Performance Vesting. The Sign-on PSUs will performance vest on the first to occur of (x) the volume-weighted-average-daily price of the Company’s common stock, as determined in good faith by the Compensation Committee, for (1) at least [***] trading days in any period of [***] consecutive trading days (the “[***] Trading Day Condition”) and (2) at least [***] trading days within a single open trading window as applicable for directors and executive leadership team members (the “Open Window Condition”) or (y) the price paid for a share of the Company’s common stock in any transaction constituting a Change in Control (as defined in the Plan, and such transaction a “Change in Control Transaction”) is equal to or greater than the following amounts:

I.	Tranche 1 for target performance (100%) – 125,000 shares earned at $[***] per share;

II.	Tranche 2 for outperformance (200%) – an additional 125,000 shares earned at $[***] per share;

III.	Tranche 3 for super outperformance (300%) – an additional 125,000 shares earned at $[***] per share; and

IV.	Tranche 4 for maximum performance (400%) – an additional 125,000 shares earned at $[***] per share.

Bill Meury
June 23, 2025

The Open Window Condition with respect to any stock price hurdle must be satisfied (a) in the same period of trading days as the [***] Trading Day Condition or (b) in one of the next two subsequent open trading windows of [***] or more days. For the avoidance of doubt, if the stock trades for [***] trading days for more than $[***] per share during an open trading window either (a) before the period that the $[***] per share [***] Trading Day Condition is met or (b) after the next two open trading windows of [***] or more days have passed subsequent to the period that the $[***] per share [***] Trading Day Condition is met, then Tranche 1 does not performance vest at such time, but Tranche 1 may performance vest subsequently by achievement of both the [***] Trading Day Condition and Open Window Condition per the terms above. The Tranche 1, 2, 3 and 4 stock price hurdles will be equitably adjusted by the Compensation Committee for any stock split or other recapitalization.

The stock price hurdles to the contrary notwithstanding, to the extent that the price payable for a share of the Company’s common stock in a Change in Control Transaction is less than $[***] per share, the performance vesting condition shall be deemed satisfied as to that number of additional Sign-on PSUs determined by mathematical interpolation between (x) the highest stock price hurdle actually achieved and (y) the next highest stock price hurdle, based on the actual per share price paid in such Change in Control Transaction.

Service Vesting. The Sign-on PSUs will time vest upon the later of (i) the one-year anniversary of the date of grant and (ii) achievement of the applicable stock price hurdle, subject, in each case, to continued employment with the Company through the date of such date, and at the time of your termination of employment for any reason the unvested portion of your Sign-on PSUs will be forfeited.

Delayed Settlement. Sign-on PSUs that vest per the performance vesting and service vesting conditions above will be settled in shares of Company common stock (except as provided below) on the following schedule; provided that, a portion of the Sign-on PSUs will settle as and when necessary to satisfy FICA tax obligations and any income taxes that arise as a result of such settlement to satisfy such FICA tax obligations:

I.	Tranche 1 on the later of the three (3) year anniversary of the Start Date and the date Tranche 1 vests;

II.	Tranche 2 on the later of the four (4) year anniversary of the Start Date and the date Tranche 2 vests;

III.	Tranche 3 on the later of the five (5) year anniversary of the Start Date and the date Tranche 3 vests; and

IV.	Tranche 4 on the later of the six (6) year anniversary of the Start Date and the date Tranche 4 vests.

Vested Sign-on PSUs will settle on the preceding schedule even if your employment terminates between vesting and settlement. In the event you are terminated without Cause or resign for Good Reason (each, as defined in your Employment Agreement) within 24 months after a Change in Control that constitutes a “change in control” under Code Section 409A, the remaining unpaid portion of your vested Sign-on PSUs will be promptly settled at that time.

Bill Meury
June 23, 2025

6 Year Performance Period. In the event that the performance vesting condition is not met with respect to any portion of the Sign-on PSUs on or prior to the earlier of (1) the six (6) year anniversary of the Start Date and (2) a Change in Control, such portion of the Sign-on PSUs will be forfeited.

Dividend Equivalent Rights. Until settled, you will be entitled to dividend equivalent rights on the Sign-on PSUs, on all dividends (if any) as and when declared and paid to stockholders, which shall be payable to you as additional Sign-on PSUs (valued and converted into applicable units at the time of payment of such dividends to stockholders), which shall vest and be settled (or forfeited) on the same terms and in the same proportions as apply to the Sign-on PSUs, respectively.

5.	Housing and Commuting Allowance; Professional Fees. The Company will reimburse the reasonable cost of an apartment in Wilmington, Delaware, as long as you regularly spend time in Wilmington and remain employed by the Company The Company will pay the reasonable professional fees incurred by you in connection with the negotiation and documentation of this offer and any related agreements, up to $25,000. The Company will reimburse yearly commuting expenses of up to $25,000.

6.	Place of Performance. Your primary office will be at the Company’s headquarters, in Wilmington, Delaware.

7.	Benefits. Incyte offers employees and their eligible dependents a variety of group health insurance benefits. Effective on your first day of employment, you will be eligible for these benefits which currently include medical, dental, vision, disability, and life insurance. An outline of our benefits package is enclosed. The premium cost of these benefits for employees are currently being paid by Incyte. Incyte also offers a 401(k) Plan in which you can enroll any time after you commence your employment. Paid Time Off (PTO) accrues quarterly to a maximum of 20 days (160 hours) per 12-month period with 4 years of service or less, to a maximum of 25 days (200 hours) for years 5 through 9, and a maximum of 30 days (240 hours) for year 10 and beyond. These hours are accrued the first day of each quarter. As a new hire, you will accrue a full 4 days (40 hours) of PTO for the quarter in which you start. Information about these programs and other company benefits along with guidelines concerning employment are contained in Incyte’s Employee Handbook (the “Handbook”), a link which is given to you at the time your employment commences. As an executive of the Company, you will also receive tax preparation and financial planning benefits not to exceed $10,000.

8.	Corporate Policy. You will receive a Confidential Information and Invention Assignment Agreement (“Confidentiality Agreement”) as in the form attached as Appendix A in your onboarding packet which will be sent to you electronically prior to your start date. As a condition of your employment with Incyte, you are required to electronically sign the Confidentiality Agreement protecting Incyte’s proprietary and competitive information prior to your start date. This offer of employment is subject to your acceptance of the terms of the Confidentiality Agreement. Please note that your employment with Incyte, if accepted, will be on an “at will” basis, meaning that either you or the Company can terminate the employment relationship for any reason at any time.

Bill Meury
June 23, 2025

9.	Severance. You are entitled to the severance benefits set forth in your attached Employment Agreement.

10.	Company Board of Directors. On the Start Date, you will be appointed to the Board of Directors.

11.	Outside Board Positions. During your employment with the Company, you may also serve on the board of one public or private company, following prior written approval by the Board of Directors.

12.	Employment Documentation. This offer of employment is contingent upon your being able to provide Incyte with documentation that verifies your identity and employment eligibility on the date that you report to work. This offer of employment is also contingent on the Company receiving satisfactory background checks. Prior to your Start Date, you will receive and sign the Company’s standard Indemnification Agreement, Code of Business Conduct and Ethics, Senior Financial Officers’ Code of Ethics, Insider Trading Policy, Computer Usage Policy, EEO form and I-9 agreements.

We would be delighted by your decision to join Incyte and we look forward to your acceptance of this offer of employment. We believe Incyte offers an exciting and challenging opportunity.

In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to me along with your signed Employment Agreement. The other copy of this offer letter is for your records. In the meantime, should you have any questions about our offer or about the Company more generally, please contact me.

Sincerely,

/s/ Julian C. Baker
Julian C. Baker Lead Independent Director
of the Board of Directors Incyte Corporation

I have read and understand the terms of this offer and agree to the terms of employment. I will be available to report to work on June 26, 2025 (the “Start Date”).

/s/ William J. Meury
William J. Meury

June 23, 2025
Date